Exhibit 99.1

The St. Joe Company Reports Second Quarter 2008 Financial Results

JOE Positions Itself for Future Real Estate Recovery

Continues Focus on Implementation of Strategic Plan

JACKSONVILLE, Fla.--(BUSINESS WIRE)--August 5, 2008--The St. Joe Company (NYSE:JOE) today announced a Net Loss for the second quarter 2008 of $(20.8) million, or $(0.23) per share, compared to Net Income of $25.3 million, or $0.34 per share, for the second quarter of 2007, a decrease of $46.1 million. All per share references in this release are presented on a diluted basis.

JOE’s second quarter results included the following significant charges:

  $29.9 million pre-tax, or $0.20 per share after-tax, related to a loss on the early extinguishment of debt in conjunction with the prepayment of JOE’s senior notes;
  Pre-tax restructuring of $2.5 million, or $0.02 per share after-tax;
  Pre-tax impairment of $1.0 million, or $0.01 per share after-tax, associated with certain of JOE’s communities and the write-down of a homebuilder note receivable; and
  $1.9 million pre-tax loss, or $0.01 per share after-tax, related to a fair value adjustment on retained interests of monetized installment notes.

Net income for the first half of 2008 was $11.2 million, or $0.13 per share, compared to $45.0 million, or $0.61 per share, for the first half of 2007. Included in results for the first six months of 2008 were the following significant charges:

  $29.9 million pre-tax, or $0.21 per share after-tax, related to a loss on the early extinguishment of debt;
  Pre-tax restructuring of $3.0 million, or $0.02 per share after-tax;
  Pre-tax impairment of $3.2 million, or $0.02 per share after-tax; and
  $1.9 million pre-tax loss on the monetization of installment notes, or $0.01 per share after-tax.

Results for the second quarter and for the first six months of 2007 included the pre-tax gain of $7.6 million, or $0.06 per share after-tax, reported in continuing operations related to the sale of three buildings in which we have continuing involvement and the pre-tax gain on the sale of 14 buildings reported in discontinued operations totaling $37.6 million, or $0.32 per share after-tax.

Second Quarter Highlights

JOE’s real estate markets remain challenging. As a result, during the second quarter JOE implemented the following steps:

  JOE completed the prepayment of its $240 million senior notes, virtually eliminating our debt;
  JOE significantly reduced its employee headcount and its annual payroll expense run rate;
  JOE sold non-strategic rural lands for a total of $39.0 million; and
  JOE successfully implemented its succession plan in May, with Britt Greene assuming the role of CEO and Peter Rummell continuing as chairman.

Concurrently, JOE positioned itself to benefit from the return of a healthier real estate market:

  JOE commenced resort operations at WindMark Beach and launched a national promotion of the resort with its strategic partner, Southern Progress Corporation, publishers of Southern Living and Coastal Living magazines;
  The State of Florida appropriated additional funds that can be used to extend the runway length and improve highway access to the new Panama City – Bay County International Airport; and
  Construction of the new airport continues on schedule and on budget.

“With continuing economic weakness in the national economy, our northern Florida real estate markets face difficult conditions,” said JOE’s president and CEO Britt Greene. “We cannot predict exactly when the national economy or our real estate markets will recover, but we are continuing to execute our strategic plan and keep JOE lean and efficient to better withstand these very difficult conditions. We have significantly reduced capital expenditures, virtually eliminated our debt and meaningfully reduced employee headcount.”

“We intend to be well positioned when real estate markets eventually return to health by providing a variety of real estate products for the cycle’s upturn,” said Greene. “This includes key parcels in Bay County near the new international airport now under construction, and WindMark Beach in Port St. Joe.”

Operating Results

Non-Strategic Rural Land Sales

During the fourth quarter of 2007, JOE announced it was marketing certain of its non-strategic rural lands for sale. During the quarter ended June 30, 2008, JOE sold 29,398 acres for a total of $39.0 million as a part of this program.

After the end of the quarter, JOE executed a contract for the sale of 67,365 acres of non-strategic rural conservation land in Liberty, Jefferson, Gulf and Franklin Counties. The sale will be closed in two transactions for a total price of $130.4 million. The first sale of 39,359 acres for $67.3 million is scheduled to be completed in the fourth quarter of this year. The second sale of 28,005 acres is scheduled for the second quarter of 2009 at a price of $63.1 million. These transactions are subject to ongoing due diligence review and customary closing conditions.

“We look forward to closing this sale and believe it represents good value for our shareholders,” said Greene. “At this time we do not expect to close any other large-tract land sales in 2008.”

Resort and Primary Residential Sales

Resort and primary residential sales generated $7.2 million in revenue in the second quarter. “The spring and summer selling season in our resort markets has not materialized as we had hoped,” said Greene. “Although we have seen significant resale activity in WaterColor and WaterSound Beach, the market remains challenged by high inventory and cautious buyers.”

“In the equally soft primary home market, builders are extending their takedown schedules and seeking contract modifications to reflect the current market conditions,” said Greene. “We are in discussions with the builders at RiverTown, SouthWood and Victoria Park concerning their contractual commitments.”

Commercial Land Sales

“Commercial markets also remain weak,” said Greene. “Although longer-term interest in Northwest Florida continues to be strong, the timing of commercial closings is being impacted by the national slowdown in retail.”

After the close of the second quarter, JOE and Glimcher Realty Trust entered into a strategic partnership to develop an anchored retail shopping center across from Pier Park along Highway 98 in Panama City Beach. JOE and Glimcher will jointly develop 58 acres that will be marketed to large national retail outlets. The agreement is subject to minimum leasing requirements, financing and other customary conditions.

WestBay Development

Construction continues on the relocation of the Panama City-Bay County International Airport in WestBay. All clearing has been completed on the 1,330-acre Phase I of the airport, including all wetland impacts, as authorized by federal and state permits. Over 1.8 million cubic yards of material have been excavated and redistributed over the site. The two-mile main airport entry road is nearing completion and is now carrying construction traffic. Two legal challenges to the relocation of the airport remain pending; however, neither is currently affecting construction.

The local Airport Authority has indicated that the initial phase of the new international airport is scheduled to open in mid-2010.

During the second quarter, the State of Florida appropriated an additional $4.5 million in funding for the construction of additional operational enhancements for the airport. These funds would be available to extend the primary runway length from 8,400 feet to 10,000 feet, subject to customary approvals and permits.

The State of Florida also appropriated $7.5 million to improve airport access by creating an east-west corridor from State Road 77 in Bay County to U.S. Highway 98 in Walton County that would include a realignment of County Road 388. The appropriation is to be used to initiate the necessary project studies. If the project proceeds, the Florida Department of Transportation would use a portion of the right of way purchased from JOE in 2006 for the road project.

The primary north-south access road for the airport, State Road 79, is now being widened to four lanes from West Bay north to State Road 20, and plans suggest that eventually it will be widened to four lanes to Interstate Highway 10.

Commitment to a Solid Balance Sheet

At June 30, 2008, JOE had cash and marketable securities of $74.0 million, compared to debt of $54.2 million, which includes $29.8 million of defeased debt. On April 4, 2008, JOE paid off $240 million of senior notes along with a $29.7 million make-whole payment with the proceeds of the first-quarter equity offering.

“JOE is committed to maintaining a strong balance sheet and continuing to reduce SG&A expenses,” said CFO William McCalmont. “We fully understand the importance of operating with extreme efficiency, and we are evaluating all expenditures and strategic initiatives to ensure we are well prepared when the real estate environment improves. With our strong balance sheet and cash position, we are prepared to withstand this prolonged downturn and will continue to prudently manage our inventory and assets to preserve long-term shareholder value.”

In the second quarter, JOE announced staff reductions that included the elimination of approximately 30 positions and the accelerated departure of approximately 10 additional employees. As a result, the company expects to reduce its projected salary run rate for the fourth quarter 2008 by over 40 percent, compared with the same quarter in 2007.

Land Holdings and Entitlements

On June 30, 2008, JOE owned approximately 608,000 acres, concentrated primarily in Northwest Florida. Approximately 426,000 acres, or 70 percent, of JOE’s total land holdings, are within 15 miles of the coast of the Gulf of Mexico.

On June 30, 2008, JOE’s land-use entitlements in hand or in process totaled approximately 45,600 residential units and approximately 14.4 million square feet of commercial space, as well as an additional 612 acres with land-use entitlements for commercial uses.

FINANCIAL DATA ($ in millions except per share amounts) Consolidated Results

	Quarter Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Revenues
Real estate sales	$46.8	$89.4	$148.1	$171.9
Timber sales	6.4	6.7	14.1	11.5
Rental revenue	0.4	1.0	0.6	1.9
Other revenues	14.1	13.6	21.7	20.4
Total revenues	67.7	110.7	184.5	205.7
Expenses
Cost of real estate sales	20.6	66.5	39.5	92.9
Cost of timber sales	4.9	5.4	9.8	9.8
Cost of rental revenue	0.1	0.7	0.2	1.3
Cost of other revenues	13.8	12.3	24.1	20.8
Other operating expenses	13.4	16.1	28.8	30.8
Corporate expense, net	9.4	9.1	18.0	17.2
Restructuring charge	2.5	(0.2)	3.0	3.0
Impairment losses	1.0	--	3.2	--
Depreciation and amortization	4.5	4.6	9.2	9.6
Total expenses	70.2	114.5	135.8	185.4
Operating profit	(2.5)	(3.8)	48.7	20.3
Other income (expense)	(29.9)	3.0	(31.7)	3.9
Pretax income (loss) from continuing operations	(32.4)	(0.8)	17.0	24.2
Income tax (expense) benefit	11.7	0.4	(6.0)	(5.8)
Minority interest income (expense)	0.1	(0.4)	0.5	(0.8)
Equity (loss) in income of unconsolidated affiliates	(0.1)	0.1	(0.2)	1.0
Discontinued operations, net of tax	(0.1)	26.0	(0.1)	26.4
Net income	$(20.8)	$25.3	$11.2	$45.0
Net income per share	$(0.23)	$0.34	$0.13	$0.61

Weighted average shares	91,236,851	73,777,169	85,575,590	74,279,799

Revenues by Segment

	Quarter Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Residential
Real estate sales	$7.2	$30.8	$17.1	$61.0
Rental revenue	0.4	0.4	0.6	0.6
Other revenues	14.1	13.5	21.7	20.3
Total Residential	21.7	44.7	39.4	81.9
Commercial
Real estate sales	0.6	5.7	0.9	11.3
Rental revenue	--	0.6	--	1.3
Other revenues	--	0.1	--	0.1
Total Commercial	0.6	6.4	0.9	12.7
Rural Land sales	39.0	52.9	130.1	99.6
Forestry sales	6.4	6.7	14.1	11.5
Total revenues	$67.7	$110.7	$184.5	$205.7

Summary Balance Sheet

	June 30, 2008	December 31, 2007
Assets
Investment in real estate	$947.6	$944.5
Cash and cash equivalents	44.2	24.3
Pledged treasury securities	29.8	30.7
Notes receivable	133.6	56.3
Prepaid pension asset	112.7	109.3
Property, plant and equipment, net	21.6	23.7
Other assets	92.7	67.0
Assets held for sale	6.5	8.1
Total assets	$1,388.7	$1,263.9

Liabilities and Stockholders’ Equity
Debt	$54.2	$541.2
Accounts payable, accrued liabilities	134.5	152.3
Deferred income taxes	116.8	83.5
Liabilities of assets held for sale	0.3	0.3
Total liabilities	305.8	777.3
Minority interest	3.8	6.3
Total stockholders’ equity	1,079.1	480.3
Total liabilities and stockholders’ equity	$1,388.7	$1,263.9

Debt Schedule

	June 30, 2008	December 31, 2007
Senior revolving credit facility	$--	$132.0
Senior notes	--	240.0
Term loan	--	100.0
Debt unsecured or secured by properties or securities	54.2 (1)	69.2 (1)
Total debt	$54.2	$541.2

(1) Includes debt defeased in connection with the sale of our office portfolio in the amounts of $29.8 million at June 30, 2008 and $30.7 million at December 31, 2007.

Additional Information

Additional information with respect to the Company’s results for the second quarter 2008 will be made available in a Form 8-K and Form 10-Q that will be filed with the Securities and Exchange Commission today.

Conference Call Information

On August 5, 2008, at 10:30 a.m. (EDT), JOE will host an interactive conference call to review the company’s results for the quarter ended June 30, 2008.

To participate in the call, please phone 888-600-4885 (for domestic calls from the United States) or 913-312-0385 (for international calls) approximately ten minutes before the scheduled start time. You will be asked for a Confirmation Code which is 9302446. Approximately three hours following the call, you may access a replay of the call by phoning 888-203-1112 (domestic) or 719-457-0820 (international) using access code 9302446. The replay will be available for one week.

JOE will also web cast the conference call live over the internet in a listen-only format. Listeners can participate by visiting the company’s web site at www.joe.com. Access will be available 15 minutes prior to the scheduled start time. A replay of the conference call will be posted to the JOE web site approximately three hours following the call. The replay of the call will be available for one week.

About JOE

The St. Joe Company (NYSE:JOE), a publicly held company based in Jacksonville, is one of Florida’s largest real estate development companies. We are primarily engaged in real estate development and sales, with significant interests in timber. Our mission is to create places that inspire people and make JOE’s Florida an even better place to live, work and play. We’re no ordinary JOE.

More information about JOE can be found at our web site at www.joe.com.

Forward-Looking Statements

We have made forward-looking statements in this earnings release pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements in this release that are not historical facts are forward-looking statements. You can find many of these forward-looking statements by looking for words such as “intend”, “anticipate”, “believe”, “estimate”, “expect”, “plan”, “should”, “forecast” or similar expressions. In particular, forward-looking statements include, among others, statements about the following:

  future operating performance, revenues, earnings, cash flows, and short and long-term revenue and earnings growth rates;
  future residential and commercial entitlements;
  expected development timetables and projected timing for sales or closings of housing units or home sites in a community;
  development approvals and the ability to obtain such approvals, including possible legal challenges;
  the anticipated price ranges of developments;

  the number of units or commercial square footage that can be supported upon full build out of a development;
  the number, price and timing of anticipated land sales or acquisitions;
  estimated land holdings for a particular use within a specific time frame;
  absorption rates and expected gains on land and home site sales;
  the levels of resale inventory in our developments and the regions in which they are located;
  the development of relationships with strategic partners, including homebuilders;
  the pace at which we release new products for sale;
  comparisons to historical projects;
  the amount of dividends, if any, we pay; and
  the number or dollar amount of shares of company stock which may be purchased under our existing or future share-repurchase programs.

Forward-looking statements are not guarantees of future performance. You are cautioned not to place undue reliance on any of these forward-looking statements. These statements are made as of the date hereof based on our current expectations, and we undertake no obligation to update the information contained in this release. New information, future events or risks may cause the forward-looking events we discuss in this earnings release not to occur.

Forward-looking statements are subject to numerous assumptions, risks and uncertainties. Factors that could cause actual results to differ materially from those contemplated by a forward-looking statement include the risk factors described in our annual report on Form 10-K for the year ended December 31, 2007 and our quarterly reports on Form 10-Q, as well as, among others, the following:

  a continued downturn in the real estate markets in Florida and across the nation;
  economic conditions, particularly in Northwest Florida, Florida as a whole and key areas of the southeastern United States that serve as feeder markets to our Northwest Florida operations;
  the lack of available mortgage financing, increases in foreclosures and changes in interest rates and conditions in the financial markets;
  changes in the demographics affecting projected population growth in Florida, including the demographic migration of Baby Boomers;
  the inability to raise sufficient cash to enhance and maintain our operations and to develop our real estate holdings;
  an event of default under our credit facility or the restructuring of such debt on terms less favorable to us;
  possible future write-downs to the book value of our real estate assets;
  the termination of sales contracts or letters of intent due to, among other factors, the failure of one or more closing conditions or market changes;
  a failure to attract homebuilding customers for our developments, or their failure to satisfy their purchase commitments;
  the failure to attract desirable strategic partners, complete agreements with strategic partners and/or manage relationships with strategic partners going forward;
  natural disasters, including hurricanes and other severe weather conditions, and the impact on current and future demand for our products in Florida;
  whether our developments receive all land-use entitlements or other permits necessary for development and/or full build-out or are subject to legal challenge;
  local conditions such as the supply of homes and home sites and residential or resort properties or a change in the demand for real estate in an area;
  timing and costs associated with property developments;
  the pace of commercial development in Northwest Florida;
  competition from other real estate developers;
  changes in pricing of our products and changes in the related profit margins;
  changes in operating costs, including real estate taxes and the cost of construction materials;

  changes in the amount or timing of federal and state income tax liabilities resulting from either a change in our application of tax laws, an adverse determination by a taxing authority or court, or legislative changes to existing laws;
  the failure to realize significant improvements in job creation and public infrastructure in Northwest Florida, including the development of a proposed new airport in Bay County, which is dependent on the availability of adequate funding and the successful resolution of any legal challenges;
  potential liability under environmental laws or other laws or regulations;
  changes in laws, regulations or the regulatory environment affecting the development of real estate;
  fluctuations in the size and number of transactions from period to period;
  the prices and availability of labor and building materials;
  changes in insurance rates and deductibles for property in Florida, particularly in coastal areas;
  high property tax rates in Florida, and future changes in such rates;
  changes in gasoline prices; and
  acts of war, terrorism or other geopolitical events.

The foregoing list is not exhaustive and should be read in conjunction with other cautionary statements contained in our periodic and other filings with the Securities and Exchange Commission.

© 2008, The St. Joe Company. “St. Joe,” “JOE,” and the "Taking Flight" design are service marks of The St. Joe Company.

CONTACT:
The St. Joe Company, Jacksonville
JOE Media Contact: Jerry M. Ray, 904-301-4430
jray@joe.com
or
JOE Investor Contact: David Childers, 904-301-4302
dchilders@joe.com